                                          ------------------------------------
                                                      OMB APPROVAL
                                          ------------------------------------
                                          OMB Number:                3235-0145
                                          Expires:           December 31, 1997
                                          Estimated average burden
                                          hours per response.............14.90
                                          ------------------------------------

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G/A


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (AMENDMENT NO. 1)*


                        SMART Modular Technologies, Inc.
--------------------------------------------------------------------------------
                                (NAME OF ISSUER)


                           Common Stock, no par value
--------------------------------------------------------------------------------
                         (TITLE OF CLASS OF SECURITIES)


                                   831690 10 2
--------------------------------------------------------------------------------
                                 (CUSIP NUMBER)

Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

* The remainder of this cover page shall be filled out for a reporting person's initial filing of this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

SEC 1745 (2-95)

                                Page 1 of 5 Pages

--------------------------------------------------------------------------------
CUSIP NO. 831690 10 2                   13G                    PAGE 2 OF 5 PAGES
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
     1    Names of Reporting Person S.S. or I.R.S. Identification No. Of Above
          Person

          Barclays Private Trust (BVI) Limited as Trustee of the Indira Trust

--------------------------------------------------------------------------------
     2    Check the Appropriate Box If a Member of a Group (See Instructions)
          (a)   [ ]
          (b)   [ ]

--------------------------------------------------------------------------------
     3    SEC Use Only


--------------------------------------------------------------------------------
     4    Citizenship or Place of Organization

          British Virgin Islands

--------------------------------------------------------------------------------
                                5      Sole Voting Power

      NUMBER OF SHARES                 1,000,000
        BENEFICIALLY            ------------------------------------------------
       OWNED BY EACH            6      Shared Voting Power
      REPORTING PERSON
            WITH                       0
                                ------------------------------------------------
                                7      Sole Dispositive Power

                                       1,000,000
                                ------------------------------------------------
                                8      Shared Dispositive Power

                                       0
--------------------------------------------------------------------------------
     9    Aggregate Amount Beneficially Owned by Each Reporting Person

          1,000,000
--------------------------------------------------------------------------------
     10 Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

--------------------------------------------------------------------------------
     11   Percent of Class Represented by Amount in Row 9

          5.3%
--------------------------------------------------------------------------------
     12   Type of Reporting Person (See Instructions)

          OO--Barclays Private Trust (BVI) Limited as Trustee of the Indira
          Trust
--------------------------------------------------------------------------------

                                                               Page 3 of 5 Pages

CUSIP No. 831690 10 2
          -----------

Item 1.

         (a)      Name of Issuer:

                  SMART Modular Technologies, Inc.

         (b)      Address of Issuer's Principal Executive Offices:

                  4305 Cushing Parkway
                  Fremont, CA  94538

Item 2.

         (a)      Name of Person Filing:

                  Barclays Private Trust (BVI) Limited as Trustee of the Indira Trust

         (b)      Address of Principal Business Office or, if none, Residence:

                  P.O. Box 70, Road Town
                  Tortola, British Virgin Islands

         (c)      Citizenship:

                  British Virgin Islands

         (d)      Title of Class of Securities:

                  Common Stock, no par value

         (e)      CUSIP Number:

                  831690 10 2

Item 3.           Type of Filing:

                  This statement is not being filed pursuant to Rule 13d-1(b) or 13d-2(b).

                                                               Page 4 of 5 Pages


CUSIP No. 831690 10 2
          -----------


Item 4.           Ownership:

         (a)      Amount Beneficially Owned:

                  1,000,000


         (b)      Percent of Class:

                  5.3%

         (c)      Number of Shares as to Which Such Person Has:


                     (i) Sole Power to Vote or to Direct the Vote:
                         1,000,000
                    (ii) Shared Power to Vote or to Direct the Vote:
                         0
                   (iii) Sole Power to Dispose or Direct the Disposition Of:
                         1,000,000
                    (iv) Shared Power to Dispose or Direct the Disposition Of:
                         0

Item 5.           Ownership of Five Percent or Less of a Class:

                  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

Item 6.           Ownership of More Than Five Percent on Behalf of Another
                  Person:

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding
                  Company:

                  Not applicable.

Item 8.           Identification and Classification of Members of the Group:

                                                               Page 5 of 5 Pages

CUSIP No. 831690 10 2
          -----------

                  Not applicable.




Item 9.           Notice of Dissolution of Group:

                  Not applicable.

Item 10.          Certification:

                  Not applicable.

Signature

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                   BARCLAYS PRIVATE TRUST (BVI) LIMITED AS
                                   TRUSTEE OF THE INDIRA TRUST


Date: 12th February 1997           By:   /s/ R. DuPlessis  /s/ C.J. Couzens
                                      ----------------------------------------
                                             Two Authorized Signatures
                                      Barclays Private Trust (B.V.I.) Limited